Exhibit 99.1

TESSCO Reports Third-Quarter Fiscal 2023 Financial Results

Third-quarter Revenues of $114.9 million, Up 12% Year Over Year

New Enterprise Resource Planning (ERP) System Launched in January

Company Reaffirms Guidance for Fiscal Year 2023

HUNT VALLEY, MD, February 7, 2023—TESSCO TECHNOLOGIES INCORPORATED (NASDAQ: TESS) today reported final financial results for its fiscal year 2023 third quarter, ended December 25, 2022.

Third-Quarter Fiscal 2023 Financial Highlights (all from continuing operations):

●	Third-quarter revenues of $114.9 million, up 12.1% year over year
●	Carrier segment revenues of $48.6 million, up 12.0% year over year
●	Commercial segment revenues of $66.3 million, up 12.2% year over year
●	Sales backlog of $84 million, compared to $98 million at end of second quarter, reduction resulting from supply chain improvements
●	Third-quarter net income of $0.4 million, compared with net income of $1.2 million in third quarter of fiscal year 2022, which included favorable tax benefit of $1.1 million
●	Adjusted EBITDA* of $1.8 million, compared with Adjusted EBITDA of $1.0 million in third quarter of fiscal year 2022
●	Company reaffirms guidance for fiscal year 2023

*See explanation of non-GAAP information below.

“Q3 was another successful quarter for TESSCO, with year-over-year improvements in revenue, gross profit, and adjusted EBITDA,” said Sandip Mukerjee, TESSCO’s president and chief executive officer. “Both of our business segments, Carrier and Commercial, contributed to a year-over-year increase in revenue of 12 percent. At the same time, our margins continued to improve as a result of the pricing strategies, supplier diversification, and focus on higher-margin business opportunities that have been central to our strategy.

“At the start of our fourth quarter, as previously announced, we formally launched our new ERP system, which provides us with considerable operational efficiencies over our legacy systems. We expect to achieve a strong return on our investment in this major infrastructural upgrade, with a significant expected positive impact on EBITDA.

“Furthermore, we are reaffirming our business outlook for fiscal year 2023, as our year-to-date results, combined with our strong bookings and backlog, have put us on pace to meet our previously announced guidance.”

Third-Quarter Financial Results

Due to the sale of TESSCO’s retail inventory and other related assets in the third quarter of fiscal year 2021, and the Company’s corresponding retail business exit, the Company’s Consolidated Financial Statements present earnings from both continuing and discontinued operations. The financial tables and financial results discussed in this press release relate only to continuing operations.

	Third Quarter FY 2023	Third Quarter FY 2022	First Nine Months FY 2023	First Nine Months FY 2022
Revenue	$114.9M	$102.5M	$347.9M	$316.0M
Gross margin	20.6%	19.1%	20.2%	18.7%
Net income (loss) *	$0.4M	$1.2M	$1.3M	$(2.3M)
Income (loss) per share	$0.05	$0.14	$0.14	$(0.26)
Adjusted EBITDA**	$1.8M	$1.0M	$4.8M	$(0.3M)

*The third quarter of fiscal 2022 results included a $1.1 million tax benefit and the first nine months of fiscal year 2022 results included a $1.2 million tax benefit, both related to accelerated deductions on the Company’s ERP system and a carryback under the CARES Act.

**Adjusted EBITDA is a non-GAAP financial measure; please see the discussion of non-GAAP information below and the reconciliation of non-GAAP to GAAP results included as an exhibit to this press release.

Revenue by Segment – Year over Year

	Q3 FY 2023 vs. Q3 FY 2022	First Nine Months FY 2023 vs. FY 2022
Carrier	12.0%	8.4%
Commercial	12.2%	11.4%
Total	12.1%	10.1%

Sales Backlog (end of quarter)

	Carrier	Commercial	Total
Q3 FY23	$41M	$43M	$84M
Q2 FY23	$46M	$52M	$98M
Q1 FY23	$45M	$54M	$99M
Q4 FY22	$32M	$43M	$75M
Q3 FY22	$33M	$35M	$68M

Selling, General and Administrative Expenses as a % of Revenues

	Third Quarter FY 2023	Third Quarter FY 2022	First Nine Months FY 2023	First Nine Months FY 2022
Variable[1] expense as a % of revenue	6.4%	6.1%	6.3%	6.1%
Fixed expenses as a % of revenue	13.3%	12.8%	13.2%	13.5%
Total expenses as a % of revenue	19.8%	18.9%	19.5%	19.6%

1 Variable expenses are primarily freight-out costs, distribution center labor, and sales commissions. Freight charged to customers largely offset freight-out costs and are included in revenue and gross profit.

For the fiscal 2023 third quarter, revenues totaled $114.9 million, compared with $102.5 million for the third quarter of fiscal 2022, due to strong demand across the Company’s Carrier and Commercial segments.

Gross profit was $23.7 million for the third quarter of fiscal 2023, compared with $19.6 million for the same quarter of fiscal 2022. Gross margin was 20.6% of revenue for the third quarter of fiscal 2023, compared with 19.1% in the third quarter of the prior year.

Third-quarter fiscal 2023 selling, general and administrative (SG&A) expenses increased 17.1% from the prior-year quarter to $22.7 million, primarily as a result of increased variable expenses associated with the increase in revenues and reflecting what was an atypically low level of SG&A expense in the year-ago period. On a sequential basis, SG&A expenses rose only 0.5% from the second quarter of fiscal 2023. Freight-out expenses are included in SG&A, while the offsetting charge to customers is included in revenue. SG&A expenses as a percentage of revenue were 19.8% in the third quarter of fiscal 2023, compared with 18.9% in the prior-year quarter.

Third-quarter fiscal 2023 net income was $0.4 million, compared with net income of $1.2 million in the third quarter of fiscal year 2022; however, the fiscal 2022 third-quarter results benefitted from a $1.1 million tax benefit related to accelerated deductions on the Company’s ERP system and a carryback under the CARES Act. Income before income taxes for the third quarter of fiscal 2023 was $0.5 million, compared with $0.1 million in the third quarter of fiscal 2022.

Adjusted EBITDA and adjusted EBITDA per diluted share were $1.8 million and $0.19, respectively, for the third quarter of fiscal 2023. This compares with adjusted EBITDA and adjusted EBITDA per diluted share of $1.0 million and $0.11, respectively, for the third quarter of fiscal 2022.

As of December 25, 2022, the outstanding balance under the Company’s $105 million line of credit was $61.6 million and the Company had $3.3 million in cash and cash equivalents.

Business Outlook

Tessco’s business outlook for full-year fiscal 2023 remains unchanged and is summarized below (all amounts relate to continuing operations only):

	FY 2023 Guidance	FY 2023 Nine Months to Date	FY 2022 Actuals
Revenue	$450.0M - $475.0M	$347.9M	$417.5M
Net income (loss)	($5.0M) - ($2.1M)	$1.3M	($3.3M)
Adjusted EBITDA*	$4.0M - $7.0M	$4.8M	$0.3M

*Adjusted EBITDA is a non-GAAP financial measure. Please see the discussion of non-GAAP information below and the reconciliation of non-GAAP to GAAP results.

Forecasting future results or trends is inherently difficult for any business, and actual results or trends may differ materially from those forecasted. The business outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the business outlook, at any time.

Fourth quarter results will be impacted by the launch of the Company’s new ERP system. The Company expects incremental depreciation of approximately $1.5 million in the fourth quarter, which will impact net income, but not EBITDA or Adjusted EBITDA. Additionally, the Company is currently in a “hyper-care” period consistent with the launch of any major IT system. During this period there will be higher expenses associated with ensuring a smooth transition to the new system, which will negatively impact net income, EBITDA, and Adjusted EBITDA for the quarter.

Third-Quarter 2023 Conference Call

Management will host a conference call with accompanying slides to discuss these results on Wednesday, February 8, at 8:30 a.m. ET. To participate in the conference call telephonically, please dial 888-210-2975 (domestic call-in) or 646-960-0497 (international call-in). The conference ID is 421902840.

A live webcast of the conference call will be available on the Events & Presentations page of the Company’s website. A slide show will accompany the webcast. All participants should call or access the website 10 minutes before the conference begins. An archived version of the webcast will be available on the Company's website for one year.

Non-GAAP Information

EBITDA, Adjusted EBITDA, and their corresponding per share equivalents are measures used by management to evaluate the Company’s ongoing operations, and to provide a general indicator of the Company's operating cash flow (in conjunction with a cash flow statement, which also includes among other items, changes in working capital and the effect of non-cash charges). EBITDA is defined as income from operations, plus interest expense, net of interest income, provision for (benefit from) income taxes, and depreciation and amortization. EBITDA per diluted share is defined as EBITDA divided by TESSCO’s diluted weighted average shares outstanding. Adjusted EBITDA is EBITDA as defined above, but also adds stock-based compensation and goodwill impairments.

Management believes these EBITDA measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the Company’s presentation of these non-GAAP measures may not be comparable to other similarly titled measures of other companies. EBITDA, EBITDA per diluted share, Adjusted EBITDA and Adjusted EBITDA per diluted share are not recognized terms under GAAP, and EBITDA and Adjusted EBITDA do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA and EBITDA per diluted share, are intended to be measures of free cash flow for management's discretionary use, as certain cash requirements, such as interest payments, tax payments and debt service requirements, are not reflected.

A reconciliation of actual GAAP to non-GAAP results is included as an exhibit to this release.

A reconciliation of GAAP to non-GAAP measures pertaining to the business outlook is as follows:

Low High

Net loss per business outlook$(5.0M)$(2.1M)

Add: provision for income taxes   0.2M    0.3M

Add: depreciation   6.3M    6.3M

Add: interest   1.5M    1.5M

Add: stock compensation   1.0M    1.0M

Adjusted EBITDA per business outlook $4.0M  $7.0M

About TESSCO Technologies Incorporated (NASDAQ: TESS)

TESSCO Technologies, Inc. (NASDAQ: TESS) is a value-added technology distributor, manufacturer, and solutions provider serving commercial customers in the wireless infrastructure ecosystem. The Company was founded more than 40 years ago with a commitment to deliver industry-leading products, knowledge, solutions, and customer service. TESSCO supplies products to the industry’s top manufacturers in mobile communications, Wi-Fi, Internet of Things (“IoT”), wireless backhaul, and more. Tessco is a single source for outstanding customer experience, expert knowledge, and complete end-to-end solutions for the wireless industry. For more information, visit www.tessco.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained herein, including statements regarding our future results of operations and financial position, strategy and plans and future prospects, and our expectations for future operations, are forward-looking statements. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially from those projected. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” "believes," "estimates," and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. These forward-looking statements are only predictions and involve a number of risks, uncertainties and assumptions, many of which are outside of our control. Our actual results may differ materially and adversely from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission (the “SEC”), under the heading "Risk Factors" and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject. For additional information with respect to risks and other factors which could occur, see Tessco’s Annual Report on Form 10-K for the year ended March 27, 2022, including Part I, Item 1A, "Risk Factors" therein, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other securities filings with the SEC that are available at the SEC's website at www.sec.gov and other securities regulators.

We are not able to identify or control all circumstances that could occur in the future that may materially and adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: the impact and results of any new or continued activism activities by activist investors; termination or non-renewal of limited duration agreements or arrangements with our suppliers, which are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers, suppliers or other relationships, or reduction of customer business or product availability; loss of customers or suppliers either directly or indirectly as a result of consolidation among large wireless service carriers and others within the wireless communications industry; deterioration in the strength of our customers' or suppliers' business; negative or adverse economic conditions, including those adversely affecting consumer confidence or consumer or business spending or otherwise adversely impacting our suppliers or customers, including their access to capital or liquidity, or our customers' demand for, or ability to fund or pay for, the purchase of our products and services; our dependence on a relatively small number of suppliers, which could hamper our ability to maintain appropriate inventory levels and meet customer demand; changes in customer and product mix that affect gross margin; effect of “conflict minerals” regulations on the supply and cost of certain of our products; failure of our information technology system or distribution system; our inability to maintain or upgrade our technology or telecommunication systems without undue cost, incident or delay; system security or data protection breaches and exposure to cyber-attacks, and the cost associated with ongoing efforts to maintain cyber-security measures and to meet applicable compliance standards; damage or destruction of our distribution or other facilities; prolonged or otherwise unusual quality or performance control problems; technology changes in the wireless communications industry or technological failures, which could lead to significant inventory obsolescence or devaluation and/or our inability to offer key products that our customers demand; third-party freight carrier interruption; increased competition from competitors, including manufacturers or national and regional distributors of the products we sell and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; our relative bargaining power and inability to negotiate favorable terms with our suppliers and customers; our inability to access capital and obtain or retain financing as and when needed; transitional and other risks associated with acquisitions of companies that we may undertake in an effort to expand our business; claims against us for breach of the intellectual property rights of third parties; product liability claims; our inability to protect certain intellectual property, including systems and technologies on which we rely; our inability to hire or retain for any reason our key professionals, management and staff; health epidemics or pandemics or other outbreaks or events, or national or world events or disasters beyond our control; changes in political and regulatory conditions, including tax and trade policies; and the possibility that, for unforeseen or other reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

The above list should not be construed as exhaustive and should be read in conjunction with our other disclosures, including but not limited to the risk factors described in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission (the “SEC”), under the heading "Risk Factors" and otherwise. Other risks may be described from time to time in our filings made under the securities laws. New risks emerge from time to time. It is not possible for our management to predict all risks.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We disclaim any duty to update any of these forward-looking statements after the date of this press release to confirm these statements to actual results or revised expectations.

TESSCO Technologies Incorporated

Consolidated Statements of Income (Loss) (Unaudited)

	Fiscal Quarters Ended			Nine Months Ended
	December 25,	December 26,	September 25,	December 25,	December 26,
	2022	2021	2022	2022	2021

Revenues	$114,879,700	$102,462,400	$120,658,900	$347,863,800	$315,954,700
Cost of goods sold	91,188,600	82,841,600	96,628,000	277,614,400	256,852,000
Gross profit	23,691,100	19,620,800	24,030,900	70,249,400	59,102,700
Selling, general and administrative expenses	22,715,800	19,403,800	22,592,900	67,846,300	62,038,600
Operating income (loss)	975,300	217,000	1,438,000	2,403,100	(2,935,900)
Interest expense, net	516,400	131,000	383,400	1,159,200	503,400
Income (loss) from continuing operations before provision for (benefit from) income taxes	458,900	86,000	1,054,600	1,243,900	(3,439,300)
Provision for (benefit from) income taxes	34,200	(1,129,000)	(86,300)	(46,600)	(1,166,200)
Net income (loss) from continuing operations	$424,700	$1,215,000	$1,140,900	$1,290,500	$(2,273,100)
Income (loss) from discontinued operations, net of taxes	—	243,800	—	—	1,187,900
Net income (loss)	$424,700	$1,458,800	$1,140,900	$1,290,500	$(1,085,200)
Basic earnings (loss) per share
Continuing operations	$0.05	$0.14	$0.12	$0.14	$(0.26)
Discontinued operations	$—	$0.03	$—	$—	$0.13
Consolidated operations	$0.05	$0.16	$0.12	$0.14	$(0.12)
Diluted earnings (loss) per share
Continuing operations	$0.05	$0.14	$0.12	$0.14	$(0.26)
Discontinued operations	$—	$0.03	$—	$—	$0.13
Consolidated operations	$0.05	$0.16	$0.12	$0.14	$(0.12)
Basic weighted-average common shares outstanding	9,199,494	8,957,502	9,152,476	9,138,889	8,910,857
Effect of dilutive options and other equity instruments	17,654	39,335	26,763	49,106	—
Diluted weighted-average common shares outstanding	9,217,148	8,996,837	9,179,239	9,187,995	8,910,857

TESSCO Technologies Incorporated

Consolidated Balance Sheets (Unaudited)

	December 25,	March 27,
	2022	2022
ASSETS
Current assets:
Cash and cash equivalents	$3,271,800	$1,754,000
Trade accounts receivable, net	79,497,400	75,546,300
Product inventory, net	70,855,700	55,945,300
Income taxes receivable	3,741,800	4,293,400
Prepaid expenses and other current assets	4,660,500	2,961,700
Total current assets	162,027,200	140,500,700

Property and equipment, net	10,554,900	10,835,900
Intangible assets, net	40,731,500	30,595,600
Income taxes receivable, non-current	—	3,118,600
Lease asset - right of use	7,012,500	8,910,400
Other long-term assets	9,411,300	8,552,100
Total assets	$229,737,400	$202,513,300

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$66,254,800	$65,254,900
Payroll, benefits and taxes	6,381,200	5,230,500
Income and sales tax liabilities	1,283,300	1,188,100
Accrued expenses and other current liabilities	1,676,800	1,455,500
Current portion of lease liability	2,498,300	2,566,300
Current portion of long-term debt	347,000	340,300
Total current liabilities	78,441,400	76,035,600

Deferred tax liabilities	145,600	145,600
Revolving line of credit	61,584,000	36,914,600
Non-current portion of lease liability	4,746,000	6,586,200
Long-term debt	5,861,400	6,155,000
Other non-current liabilities	705,700	753,200
Total liabilities	151,484,100	126,590,200

Shareholders’ equity:
Common stock	107,900	105,900
Additional paid-in capital	70,361,900	69,166,100
Treasury stock	(287,300)	(129,200)
Retained earnings	8,070,800	6,780,300
Total shareholders’ equity	78,253,300	75,923,100
Total liabilities and shareholders’ equity	$229,737,400	$202,513,300

TESSCO Technologies Incorporated

Reconciliation of Net Income (Loss) to Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) from Continuing Operations (Unaudited)

	Fiscal Quarters Ended			Nine Months Ended
	December 25,	December 26,	September 25,	December 25,	December 26,
	2022	2021	2022	2022	2021

Net income (loss) from continuing operations	$424,700	$1,215,000	$1,140,900	$1,290,500	$(2,273,100)
Add:
Provision for (benefit from) income taxes	34,200	(1,129,000)	(86,300)	(46,600)	(1,166,200)
Interest expense, net	516,400	131,000	383,400	1,159,200	503,400
Depreciation and amortization	517,600	633,000	525,500	1,580,700	1,878,400
EBITDA	$1,492,900	$850,000	$1,963,500	$3,983,800	$(1,057,500)
Add:
Stock-based compensation	266,100	101,700	307,600	796,500	724,700
Adjusted EBITDA	$1,759,000	$951,700	$2,271,100	$4,780,300	$(332,800)

EBITDA per diluted share	$0.16	$0.09	$0.21	$0.43	$(0.12)
Adjusted EBITDA per diluted share	$0.19	$0.11	$0.25	$0.52	$(0.04)

TESSCO Technologies Incorporated

Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended
	December 25,	December 26,	September 25,	Growth Rates Compared to
	2022	2021	2022	Prior Year Period	Prior Period
Market Revenues
Carrier	$48,627	$43,409	$51,984	12.0%	(6.5)%
Commercial	66,253	59,053	68,675	12.2%	(3.5)%
Total revenues	$114,880	$102,462	$120,659	12.1%	(4.8)%

Market Gross Profit
Carrier	$6,354	$5,484	$6,826	15.9%	(6.9)%
Commercial	17,337	14,137	17,205	22.6%	0.8%
Total gross profit	$23,691	$19,621	$24,031	20.7%	(1.4)%
% of revenues	20.6%	19.1%	19.9%

	Nine Months Ended
	December 25,	December 26,	Growth Rates
	2022	2021	Compared to Prior Year Period
Market Revenues
Carrier	$147,745	$136,348	8.4%
Commercial	200,120	179,607	11.4%
Total revenues	$347,864	$315,955	10.1%

Market Gross Profit
Carrier	$19,492	$16,365	19.1%
Commercial	50,757	42,738	18.8%
Total gross profit	$70,249	$59,103	18.9%
% of revenues	20.2%	18.7%

Contacts

TESSCO Technologies Incorporated
Aric Spitulnik
Chief Financial Officer
410-229-1419
spitulnik@tessco.com

David Calusdian
Sharon Merrill Associates, Inc.
617-542-5300
TESS@investorrelations.com